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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                     SCHEDULE 13G


               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                                   (Amendment No. 1 )*
                                                 ---
                              Occidental Petroleum Corp.
- --------------------------------------------------------------------------------
                                   (Name of Issuer)


                         Convertible Preferred Stock $3.00
- --------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      6574599790
- --------------------------------------------------------------------------------
                                    (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


- --------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continuing on following page(s))
                                  Page 1 of 8 Pages

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- --------------------                                           -----------------
CUSIP No. 6574599790                     13G                   Page 2 of 8 Pages
- --------------------                                           ----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The TCW Group, Inc.
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)/ /

                                                                         (b)/X/

- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Nevada corporation
- --------------------------------------------------------------------------------
   NUMBER OF       5          SOLE VOTING POWER
    SHARES                                                              517,100
 BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY         6          SHARED VOTING POWER
     EACH                                                                   -0-
  REPORTING      ---------------------------------------------------------------
   PERSON          7          SOLE DISPOSITIVE POWER
    WITH                                                                517,100
                 ---------------------------------------------------------------

                   8          SHARED DISPOSITIVE POWER

                                                                            -0-
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       517,100

- --------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
- --------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        4.5%(see response to Item 4)
- --------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                    HC/CO
- --------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

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- --------------------                                           -----------------
CUSIP No. 6574599790                     13G                   Page 3 of 8 Pages
- --------------------                                            ----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert Day
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)/ /

                                                                          (b)/X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY
- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
- --------------------------------------------------------------------------------
    NUMBER OF      5          SOLE VOTING POWER
     SHARES                                                              517,100
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY       6          SHARED VOTING POWER
      EACH                                                                   -0-
    REPORTING    ---------------------------------------------------------------
     PERSON
      WITH         7          SOLE DISPOSITIVE POWER
                                                                         517,100
                 ---------------------------------------------------------------
                   8          SHARED DISPOSITIVE POWER
                                                                             -0-
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                                                                         517,100
- --------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

- --------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        4.5% (see response to Item 4)
- --------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*7
                              HC/IN
- --------------------------------------------------------------------------------


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 4 of 8 Pages
Item 1(a).     Name of Issuer:

               Occidental Petroleum Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               10889 Wilshire Blvd.
               Los Angeles, CA 90024-4201

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               200 Park Avenue, Suite 2200
               New York, New York 10166
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Convertible Preferred Stock $3.00

Item 2(e).     CUSIP Number:

          6574599790

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                                                               Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act:

                         Not applicable

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act:

                         Not applicable

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                         Not applicable

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                         Not applicable

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                         Not applicable

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                         Not applicable

     (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                         The TCW Group, Inc.
                         Robert Day (individual who may be deemed to control The
                              TCW Group, Inc. and other holders of the Convertible Preferred Stock $3.00 of the issuer)

          (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable.

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                                                               Page 6 of 8 Pages

Item 4.        Ownership **

          THE TCW GROUP, INC.

               (a)  Amount beneficially owned: 517,100

               (b)  Percent of class: 4.5%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            517,100

                    (ii)  Shared power to vote or to direct the vote:   none.

                    (iii) Sole power to dispose or direct the
                    disposition of:  517,100

                    (iv) Shared power to dispose or to direct the disposition of: none.

          ROBERT DAY

               (a)  Amount beneficially owned: 517,100

               (b)  Percent of class: 4.5%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            517,100

                    (ii)  Shared power to vote or to direct the vote: none.

                    (iii) Sole power to dispose or direct the disposition of:
                    517,100

                    (iv) Shared power to dispose or to direct the disposition of: none.


- --------------------------

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.


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                                                               Page 7 of 8 Pages

Item 5.        Ownership of Five Percent or Less of a Class.

                    Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Convertible Preferred Stock $3.00 of Occidental Petroleum Corp.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SEE Exhibit A.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable. SEE Exhibits A and B.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                               Page 8 of 8 Pages


                                      SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 12th day of August, 1996.


                              The TCW Group, Inc.



                              By: /s/ Mohan V. Phansalkar
                                  -----------------------
                                   Mohan V. Phansalkar
                                   Authorized Signatory


                              Robert Day



                              By: /s/ Mohan V. Phansalkar
                                  -----------------------
                                   Mohan V. Phansalkar under Power of Attorney
                                   dated January 30, 1996, on File with Schedule 13G Amendment Number 1 for Matrix Service Co. dated January 30, 1996.